10.17
Atlantic Capital Bancshares, Inc. Executive Officer Short Term Incentive Plan
Atlantic Capital’s Executive Officers, including its Chief Executive Officer, are eligible participants in the company’s Executive Officer Short Term Incentive Plan. The Plan is based upon key Corporate Metrics which are recommended by the CEO and approved by the Compensation Committee each year. Each corporate performance metric has equal weighting in the determination of plan funding.
Corporate performance funds a portion of the payout opportunity. The portion of incentive plan funding not determined by corporate performance is based upon the results of the business unit or department and accomplishment of personal performance objectives. The Short Term Incentive Plan is paid out in cash.